Exhibit 99.1

Real Goods Solar Reports Third Quarter 2013 Results

Louisville, CO, November 6, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the third quarter ended September 30, 2013.

Q3 2013 Highlights

•	Achieved substantial improvements in top and bottom line performance: Net revenue increased 64% to $34 million from $20.7 million in the previous quarter and up 29% from $26.4 million in the same year-ago quarter. Adjusted EBITDA loss narrowed to $0.6 million from $5.1 million in the year-ago quarter (see discussion about adjusted EBITDA, a non-GAAP term, below).

•	Deployed solar energy systems totaling 10.7 megawatts (MW) bringing the cumulative total deployed in the first nine months of 2013 to 21 MWs. The company has now installed more than 16,000 solar power systems to-date.

•	Improved productivity and reduced costs: Operating expenses decreased from $11.1 million or 42% of revenues in the third quarter of 2012 to $8.1 million or 24% of revenues in the current quarter.

•	Acquired and initiated the integration of Syndicated Solar, a rapidly-growing residential solar company, with regional offices in Grand Junction, Colorado, and in the St. Louis, Missouri, and San Jose, California metro areas. The acquisition, effective August 9, 2013, expanded Real Goods Solar’s residential sales capabilities, adding more than 40 employees and highly-capable senior management. The company achieved record residential backlog at the end of the third quarter.

•	Signed a definitive agreement to acquire Mercury Energy in a merger transaction, one of the leading installers of solar energy solutions on the East Coast. Mercury’s assets include approximately $10 million of cash, and has no debt. Upon closing, Mercury will bring nearly 50 employees to Real Goods Solar. The transaction is subject to Real Goods Solar and Mercury shareholder approval.

Q3 2013 and First Nine Months 2013 Financial Results

Net revenue for the third quarter of 2013 was $34.0 million, up 29% from $26.4 million in the same year-ago quarter. For the first nine months of 2013, net revenue was $71.4 million, up 8% compared to $66.1 million in the same year-ago period. The improvement in both periods reflects an increase in the number of solar systems deployed as well as a greater proportion of revenue attributable to residential system deployments. Residential systems typically have a higher sales price per watt than commercial systems.

Gross profit was $7.3 million or 21.4% of net revenue in the third quarter of 2013, compared to $5.7 million or 21.8% of net revenue in the quarter last year. The increase in gross profit for the third quarter reflects the increase in revenue. For the first nine months of 2013, gross profit was $16.6 million or 23.3% of net revenue, compared to $17.5 million or 26.5% of net revenue in the same year-ago period. The decrease in gross profit for the nine month period is primarily attributable to lower average sales prices compared to the same year-ago period.

Total expenses were $8.7 million for the third quarter of 2013, including one-time charges of $0.6 million for acquisition related costs incurred in conjunction with the completed acquisition of Syndicated and the pending acquisition of Mercury. This compares to total expenses in the third quarter of 2012 of $33.2 million, including a one-time charge of $22 million related to the impairment of goodwill. For the first nine months of 2013, total expenses were $24.6 million, including the one-time charges of $0.6 million, which compares to $51.9 million in the same year-ago period (which included a one-time charge of $22 million related to the impairment of goodwill). The decrease in operating expenses in both periods is primarily attributable to improved productivity, cost management and cost control.

Loss from operations in the third quarter of 2013 declined to $1.4 million from $27.4 million in the same year-ago quarter. For the first nine months of 2013, loss from operations declined to $8.0 million from $34.4 million in the same year-ago period.

Net loss for the third quarter of 2013 was $2.1 million or $(0.07) per share, improving from a net loss of $39.0 million or $(1.46) per share in the same quarter last year. The decrease in net loss reflects higher revenue and gross profit as well as lower operating expenses. The net loss for third quarter 2012 also included the charge related to the impairment of goodwill as well as income tax expense of $11.5 million. For the first nine months of 2013, net loss was $8.8 million or $(0.31) per share, improving from $43.4 million or $(1.63) in the same year-ago period.

Adjusted EBITDA was a loss of $0.6 million in the third quarter of 2013 versus a loss of $5.1 million in the third quarter of 2012. For the first nine months of 2013, adjusted EBITDA was a loss of $6.4 million versus a loss of $11.1 million in the same year-ago period. The company defines adjusted EBITDA as income or loss from operations before interest, depreciation, taxes, non-cash stock-based compensation and the one-time charges described above. See “About Presentation of Adjusted EBITDA” below for the definition of adjusted EBITDA, a non-GAAP financial metric, and an important discussion about the use of this metric and its reconciliation to GAAP net income, the most directly comparable GAAP financial measure.

Cash totaled $2.3 million at September 30, 2013, as compared to $6.9 million at June 30, 2013. The company had no outstanding borrowings under its $6.5 million revolving line of credit with Silicon Valley Bank (SVB) at September 30, 2013. Subsequent to the end of the quarter, total credit line capacity with SVB increased by $2 million to total $8.5 million to fund the early payoff of loans from the company’s former largest shareholder, Gaiam. As of today, there is approximately $2 million borrowed under the SVB line of credit. The anticipated closing of the Mercury acquisition is expected to add approximately $10 million in cash.

Management Commentary

“In the third quarter of 2013, our continued focus on growth, productivity, and cost management resulted in dramatic top and bottom line improvements sequentially and year-over-year,” said Real Goods Solar CEO Kam Mofid. “The integration of Syndicated has substantially increased our capabilities, resulting in record backlog of residential projects as we began the final quarter of the year. The strong continued growth in sales and installation backlog has created some short-term capacity constraints, particularly in engineering and construction. While this is expected to affect revenue growth in the fourth quarter, it leaves us strongly positioned as we enter 2014.”

Tony Dipaolo, CFO of Real Goods Solar, commented: “We have made substantial improvements in all facets of the business in the past 12 months and especially in the third quarter, as demonstrated by our strong top and bottom line results. Yesterday we also reported the payoff of $2.6 million owed to Gaiam, which represents a major milestone for us. To fund the repayment, we obtained additional financing from Silicon Valley Bank under better terms, which we believe represents a strong vote of confidence in our management and the progress we have made. In conjunction with the repayment, we also terminated legacy agreements which provided certain special rights to Gaiam. Altogether, these changes vastly simplify our ownership structure and reduces risk for our shareholders, and we realize a $300,000 discount by repaying the debt early.”

Outlook

The company expects fourth quarter 2013 revenue to be between $34 million and $39 million or between $105 million and $110 million for the year excluding Mercury. The company believes that it will be adjusted EBITDA positive in the fourth quarter of 2013. Revenue for Mercury is expected to be $17 million to $20 million for the year ended 2013.

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its third quarter 2013 financial results on Wednesday, November 6, 2013 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Wednesday, November 6, 2013

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Dial-In number: 1-888-846-5003

International: 1-480-629-9856

Conference ID: 4646171

Webcast: http://public.viavid.com/index.php?id=106478

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RealGoodsSolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through November 13, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4646171

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (NASDAQ: RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 16,000 solar power systems representing well over 110 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 17 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit

RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the failure to close the Mercury acquisition, possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com

Reconciliation of Adjusted EBITDA to Operating Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Loss from operations	$(1,440)	$(27,413)	$(7,977)	$(34,376)

Depreciation and amortization	205	269	762	1,044
Non-cash share-based compensation	91	—	284	259
Acquisition costs and other one-time charges
Acquisition and integration costs	555	—	555	—
Impairment of goodwill and other intangible assets	—	22,012	—	22,012

Adjusted EBITDA	$(589)	$(5,132)	$(6,376)	$(11,061)

About Presentation of Adjusted EBITDA

Beginning with the reporting of results for the third quarter of 2013, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as income or loss from operations before interest, depreciation, taxes, non-cash stock-based compensation and the one-time charges described above. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Real Goods Solar Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

REAL GOODS SOLAR, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash	$2,285	$10,390
Restricted cash	17	—
Accounts receivable, net	17,119	13,902
Costs in excess of billings on uncompleted contracts	753	5,288
Inventory, net	6,934	5,711
Other current assets	2,603	3,026

Total current assets	29,711	38,317
Property and equipment, net	3,638	3,991
Goodwill	1,194	—

Total assets	$34,543	$42,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$6,498
Accounts payable	17,730	15,951
Accrued liabilities	2,998	4,943
Billings in excess of costs on uncompleted contracts	1,345	2,975
Related party debt	6,600	6,850
Other current liabilities	1,438	723

Total current liabilities	30,111	37,940
Related party debt	150	—
Common stock warrant liability	4,037	—
Other liabilities	356	443

Total liabilities	34,654	38,383

Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 30,232,946 and 26,693,696 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	86,944	82,185
Accumulated deficit	(87,058)	(78,263)

Total shareholders’ equity	(111)	3,925

Total liabilities and shareholders’ equity	$34,543	$42,308

REAL GOODS SOLAR, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net revenue	$33,983	$26,358	$71,441	$66,061
Cost of goods sold	26,722	20,621	54,821	48,578

Gross profit	7,261	5,737	16,620	17,483

Expenses:
Selling and operating	6,599	7,924	18,916	23,439
General and administrative	1,547	3,214	5,126	6,408
Acquisition and other costs	555	—	555	—
Goodwill and other asset impairments	—	22,012	—	22,012

Total expenses	8,701	33,150	24,597	51,859

Loss from operations	(1,440)	(27,413)	(7,977)	(34,376)
Interest and other expense	(646)	(136)	(802)	(295)

Loss before income taxes	(2,086)	(27,549)	(8,779)	(34,671)
Income tax expense (benefit)	8	11,468	17	8,720

Net loss	$(2,094)	$(39,017)	$(8,796)	$(43,391)

Net loss per share:
Basic	$(0.07)	$(1.46)	$(0.31)	$(1.63)

Diluted	$(0.07)	$(1.46)	$(0.31)	$(1.63)

Weighted-average shares outstanding:
Basic	30,044	26,677	28,276	26,672

Diluted	30,044	26,677	28,276	26,672